EXHIBIT 1

To the Holders of
Trust Investment Enhanced Returned Securities
Corporate Bond-Backed Certificates, Series LTR 1998-4 CUSIP 871928 BH9
     Amortizing Class

Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the TIERS Corporate Bond-Backed Certificates Trust, Series LTR 1998-4, hereby gives notice with respect to the Distribution occurring on October 15, 1999 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per $1,000 original face amount of securities, is:

                    $350,000.00 Interest

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. The aggregate stated principal amount of Lowes Corporation 7% Senior Notes due 10/15/2023 (the "Term Assets") held for the above trust is $10,000,000. The Term Assets are currently rated A3 by Moody's Investors Service, Inc. and A by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of the $1,000,000 at the close of business on the Distribution Date is:

     Class                     Principal Balance
     Amortizing Class          $1,000,000.00



                      U.S. BANK TRUST NATIONAL ASSOCIATION